Exhibit 10.4
July 15, 2011
Dr. James Crapo, MD
4650 S. Forest Street
Englewood, CO 80113
Subject: Employment Terms
Dear James:
On behalf of the Board of Directors of Omni Bio Pharmaceutical, Inc. (the “Board”), I would like to clarify and further explain certain terms of your employment as outlined in your original offer letter dated February 23, 2011. This letter outlines the terms of your employment relationship with Omni, and supersedes and replaces the February 23rd letter in its entirety.
This letter confirms the Board’s approval of your compensation as CEO of Omni Bio Pharmaceutical, Inc. (“Omni” or “Company”).
Below is a summary of certain other terms of your employment with Omni.

Start date:	March 1, 2011

Position:	Chief Executive Officer, reporting to the Board

Cash Compensation:	$10,000 per month salary, plus $2,000 allowance per month for health insurance and other fringe benefits.

Confidentiality Agreement:	In connection with the execution of this letter, as a condition of your employment with Omni, you will sign the Confidentiality and Inventions Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

At-Will Employment:	Your employment with the Company is not for a specific period of time. Rather, your employment with the Company is “at will,” meaning that it could be terminated at any time, for any or no reason, at the option of either you or the Company. Notwithstanding the foregoing, the Company agrees that it shall not terminate you in bad faith in order to avoid payment of any Incentive Bonus (as defined below. You also should understand that the compensation and benefits described in this letter are subject to change during your employment at the discretion of the Company.

Company Policies:	You are expected to follow all applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination, confidentiality and protection of trade secrets.

Restricted Stock Units:	300,000 restricted stock units (“RSUs”), vesting over three years as follows: 100,000 as of March 1, 2012, 100,000 as of March 1, 2013 and 100,000 as of March 1, 2014. Automatic vesting of all unvested RSUs upon “change of control.” Details regarding this restricted stock unit grant will be provided to you in a separate RSU agreement.

Restrictions:	The Board recognizes that you will also be the chief executive officer of BioMimetix Pharmaceutical, Inc. (“BioMimetix”) and acknowledges that certain corporate opportunity and conflict of interest situations may arise out of such role. Therefore, you agree that you will not assist or participate in raising additional capital for BioMimetix until the earlier of: (1) the Company raising a total of $7 million; (2) 12 months from the date of the Company’s initial investment in BioMimetix; (3) the Company executing an agreement with a strategic partner resulting in payments made to the Company; or (4) permission of the Board.

Incentive Bonus:	You will be eligible to receive an incentive bonus (the “Incentive Bonus”) in connection with the occurrence of a Liquidity Event (as defined below), so long as either (i) you have been continuously employed by the Company from your Start Date through the effective date of the Liquidity Event, or (ii) the Liquidity Event occurs with one or more parties introduced by you to the Company for purposes of a Liquidity Event prior to 12 months from the effective date of termination of your services other than for Cause (as defined below) (the “Tail Period”). For the avoidance of doubt, if (1) your employment with the Company terminates other than for Cause prior to the occurrence of a Liquidity Event or (2) the Liquidity Event occurs after the expiration of the Tail Period, you will not be entitled to receive payment of any Incentive Bonus.

Bonus Calculation and Payment. The Incentive Bonus amount payable to you in connection with the occurrence of a Liquidity Event will be equal to the Net Proceeds (defined below) multiplied by the Applicable Percentage (defined below). Subject to the paragraph below dealing with escrows and hold-backs, any Incentive Bonus payable hereunder will be paid to you in a single lump sum payment as soon as administratively practicable after the occurrence of the Liquidity Event giving rise to such payment, but in no event later than the 15th day of the third calendar month after the close of the calendar year in which the Liquidity Event occurred. Payment of any Incentive Bonus hereunder will be made from the general assets of the Company.
Definitions. The following definitions will apply for purposes of this Agreement.
(a)	“Applicable Percentage” means the percentage specified in the table below corresponding to the amount of Net Proceeds received in connection with a Liquidity Event:

Applicable
Percentage	Net Proceeds
1.0%	Less than or equal to $100 million
1.5%	Greater than $100 million, less than or equal to $200 million
2.0%	Greater than $200 million, less than or equal to $300 million
3.0%	Greater than $300 million
(b) “Cause” means, except to the extent specified otherwise by the Board, a finding by the Board that the you (i) have breached the terms of your employment or service agreement with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of your employment or service, (iii) have disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or (iv) have engaged in such other behavior detrimental to the interests of the Company as the Board determines.
(c)	“Liquidity Event” means the consummation of:
(1)
the sale (including in one or a series of related transactions) of all or substantially all of the Company’s consolidated assets to a person or a group of persons acting in concert (other than a person or group affiliated with the Company);

(2)
the sale or transfer (including in one or a series of related transactions) to a person or a group of persons acting in concert (other than a person or group affiliated with the Company) of Company equity securities representing more than 50% of the combined voting power of the Company’s then outstanding equity securities entitled to vote generally in the election of directors;

(3)
the merger or consolidation of the Company with or into another entity, unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately before the transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the surviving or resulting entity (or its parent entity); or

(4)
the sale (including in one or a series of related transactions) of the Company’s intellectual property related to the use of the FDA approved drug Alpha-1 Antitrypsin to a person or a group of persons acting in concert (other than a person or group affiliated with the Company). Net Proceeds will be aggregated over any series of applicable transactions, and any difference due to an increase in the Applicable Percentage as a result of such aggregation will be paid in connection with the most recent transaction.

By way of illustration for (4), if the Company sells applicable intellectual property in a transaction with Net Proceeds of $50 million, assuming you are eligible to receive an Incentive Bonus for the transaction, the Applicable Percentage would be 1% and you would receive an Incentive Bonus of $0.5 million. If the Company subsequently sells other applicable intellectual property in a second transaction with Net Proceeds of $75 million, then, assuming you are eligible to receive an Incentive Bonus for this transaction, the Applicable Percentage would be 1.5% (instead of 1%) on the aggregate Net Proceeds of $125 million, and the aggregate Incentive Bonus would be $1.875 million. Therefore, in connection with the second transaction, you would receive an Incentive Bonus of $1.375 million.
(d)
“Net Proceeds” means the fair market value, as of the date of the Liquidity Event and as determined in good faith by the Board, of the aggregate consideration (whether cash, notes, stock or other securities) actually received by the Company or its stockholders as a result of the Liquidity Event, less all transaction fees and expenses incurred by the Company in connection with such Liquidity Event, including legal, accounting and investment banking fees.

Escrow or Hold-Back. Notwithstanding the foregoing, if any portion of the proceeds from a Liquidity Event are deposited into an escrow account (whether established by the Company or any purchaser or acquirer) or are subject to a hold-back by the purchaser or acquirer for distribution upon the occurrence or satisfaction of any event, that portion of the proceeds shall be included in calculating Net Proceeds, but a comparable portion of the incentive bonus amount shall be withheld and released to you only as and when that portion of the Liquidity Event proceeds are released from any escrow or hold-back arrangement.

Term of Bonus Arrangement. This Incentive Bonus arrangement will remain in effect until the earlier of (i) until your employment by the Company is terminated for Cause or (ii) until the expiration of the Tail Period, if any. The Company may modify this Incentive Bonus arrangement if any such modification is, in the discretion of the Company, necessary or desirable to ensure the compliance of this arrangement with the requirements of the Internal Revenue Code, including Section 409A thereof, or any other applicable law or regulation.
Successors. All obligations of the Company under this Incentive Bonus arrangement will be binding upon any successor to the Company, whether the existence of such successor is the result of merger, consolidation, purchase of all or substantially all of the business or assets of the Company, or otherwise.
Please acknowledge and accept the terms of your employment as outlined above by countersigning below.
The Board is extremely excited about having you join our team.
Sincerely,
Vicki Barone
Chairperson
On Behalf of the Board of Directors of Omni Bio Pharmaceutical, Inc.
Agreed to:

James Crapo

5

Exhibit A
Confidentiality and Inventions Assignment Agreement
[See attached]

Exhibit A
EMPLOYEE CONFIDENTIALITY
AND ASSIGNMENT OF INVENTIONS AGREEMENT
This Employee Confidentiality and Assignment of Inventions Agreement (the “Agreement”), dated as of July 13, 2011, is intended to formalize in writing certain understandings and procedures which are and will be in effect during the time Dr. James Crapo, MD (“Employee”) is employed by Omni Bio Pharmaceutical, Inc., a Colorado corporation (the “Company”). In return for such employment by the Company, Employee and the Company agree that:
1. At-Will Employment; No Conflict. Employee will perform for the Company such duties as may be designated by the Company from time to time. Employee agrees that Employee’s employment with the Company is for no specified term, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, Employee may terminate employment with the Company at any time, with or without cause and with or without notice. During Employee’s period of employment by the Company, Employee will devote Employee’s best efforts to the interests of the Company and will not engage in any other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.
2. Prior Work. All previous work, if any, done by Employee for the Company relating in any way to the conception, design, development or support of products for the Company is the property of the Company.
3. Proprietary Information. Employee’s employment creates a relationship of confidence and trust in Employee for the benefit of the Company with respect to any information:
(a) Applicable to the business of the Company; or
(b) Applicable to the business of any client or customer of the Company, which may be disclosed to Employee by the Company or by any client or customer of the Company, or learned by Employee in such context during the period of Employee’s employment.
All of such information has commercial value in the business in which Company is engaged and is referred to as “Company Proprietary Information” in this Agreement. By way of illustration, but not limitation, Company Proprietary Information includes any and all technical and non-technical information including patents, copyrights, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Third Party Proprietary Information” includes proprietary or confidential information of any third party who may disclose such information to the Company or Employee in the course of the Company’s business.

4. Nondisclosure of Proprietary Information. All Company Proprietary Information is the sole property of the Company, its assigns, and the Company, its assigns and its customers will be the sole owner of all patents, copyrights, maskworks, trade secrets and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in such Company Proprietary Information. At all times, both during Employee’s employment by the Company and after termination of such employment, Employee will keep in confidence and trust all Company Proprietary Information and Third Party Proprietary Information, and Employee will not use or disclose any Company Proprietary Information or Third Party Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties as an employee of the Company. Notwithstanding the foregoing, it is understood that, at all such times, Employee is free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement. Outside of employment by the Company and after termination of employment with the Company, Employee may use the general skill, knowledge, know-how and experience acquired during employment with the Company, provided that such use (a) does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) does not result from any work performed by Employee for the Company.
5. Return of Materials. Upon termination of Employee’s employment or at the request of the Company before termination, Employee will deliver to the Company all written and tangible material and copies of all intangible records (e.g., in electronic form) in Employee’s possession incorporating any Company Proprietary Information or otherwise relating to the Company’s business.
6. Inventions, Ideas, and Expressions of Ideas. As used in this Agreement, (i) the term “Inventions, Ideas, and Expressions of Ideas” means any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable, and all related know-how, designs, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, and (ii) the term “Specified Inventions” means any Inventions, Ideas and Expressions of Ideas arising out of or related to alpha-1 antitrypsin (“AAT”), including, but not limited to, compositions, therapies, kits and methods of use thereof including, but not limited to, AAT, any derivative thereof, any peptide thereof, any fragment thereof, any fusion protein thereof, any mutant thereof, any antibody or antibody fragment derived thereof, any aptamer derived thereof, any primer or other molecule for generating thereof, and any compositions (e.g. therapeutic drug, therapeutic use or otherwise) or combinations therapeutic or otherwise thereof comprising, in each case including, incorporating or otherwise making, purifying, generating, using or commercializing related to any Specified Invention thereto.
7. Disclosure of Prior Inventions. Employee has identified on Exhibit A all Inventions, Ideas, and Expressions of Ideas relating in any way to the Company’s business or demonstrably anticipated research and development related to the Specified Inventions that were made by Employee prior to employment with the Company (“Prior Inventions”), and Employee represents that such list is complete. Employee represents that Employee has no rights in any such Inventions, Ideas, and Expressions of Ideas other than those Prior Inventions specified in Exhibit A. If there is no such list on Exhibit A, Employee represents that Employee has made no such Prior Inventions at the time of signing this Agreement.

8. Ownership of Company Inventions; License of Prior Inventions. Employee acknowledges that all original works of authorship related to the Specified Inventions that are made by Employee (solely or jointly with others) within the scope of employment and that are protectable by copyrights are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101). Employee hereby agrees promptly to disclose and describe to the Company, and hereby assigns and agrees to assign to the Company or its designee, Employee’s entire right, title, and interest in and to all Specified Inventions and any associated intellectual property rights that Employee may solely or jointly conceive, develop or reduce to practice during the period of employment with the Company (a) that relate at the time of conception or reduction to practice of the invention to the Company’s business or actual or demonstrably anticipated research or development, or (b) that were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (c) that resulted from any work Employee performed for the Company (“Company Inventions”). Employee agrees to grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent and patent applications, know-how, copyright and other intellectual property rights relating to any Prior Inventions that Employee incorporates, or permits to be incorporated, in any Company Inventions. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions without the Company’s prior written consent.
9. Future Inventions. Employee recognizes that Company Inventions or Company Proprietary Information relating to Employee’s activities while working for the Company and conceived or made by Employee, alone or with others, within one year after termination of employment may have been conceived in significant part while employed by the Company. Accordingly, Employee agrees that such post employment inventions and proprietary information will be presumed to have been conceived during employment with the Company and are to be assigned and are hereby assigned to the Company unless and until Employee has established the contrary.
10. Inventions, Ideas, and Expression of Ideas. Notwithstanding any other language in this Agreement, the Company will have rights to all Inventions, Ideas, and Expression of Ideas related to AAT and AAT recombinant. Inventions, Ideas and Expression of Ideas in all other fields including metalloporphyrins remain the exclusive property of the Employee.
11. Cooperation in Perfecting Rights to Inventions.
(a) Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions, Ideas, and Expressions of Ideas hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

(b) In the event that the Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, maskwork or other applications with respect to any Inventions, Ideas, and Expressions of Ideas (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Employee.
12. No Violation of Rights of Third Parties. Employee agrees that performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee prior to employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Agreement. Employee agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.
13. Survival. This Agreement (a) will survive Employee’s employment by the Company, (b) does not in any way restrict Employee’s right or the right of the Company to terminate Employee’s employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon Employee’s heirs and legal representatives.
14. Post-Employment Disclosure. Employee agrees to disclose promptly in writing to the Company all Inventions, Ideas, and Expressions of Ideas made or conceived by Employee during the term of employment by the Company and for one year thereafter, whether or not Employee believes such Inventions, Ideas, and Expressions of Ideas are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions, Ideas, and Expressions of Ideas are the property of the Company.
15. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
16. Notices. Any notice required or permitted by this Agreement must be in writing and must be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile or other electronic transmission upon acknowledgement of receipt of such transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee may be sent to the most recent address of Employee in the Company’s records or such other address as Employee may specify in writing. Notices to the Company will be sent to the Company’s President or to such other address as the Company may specify in writing.

17. Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of Colorado, as such laws are applied to agreements entered into and to be performed entirely within Colorado without regards to the conflict of laws provisions thereof.
18. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
19. Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee will not operate or be construed as a waiver of any other or subsequent breach by Employee.
20. Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both Employee and the Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.
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The parties certify and acknowledge that they have carefully read all of the provisions of this Agreement and they understand and will fully and faithfully comply with such provisions.

OMNI BIO PHARMACEUTICAL, INC.		EMPLOYEE:

By:		By:

	Name:		Dr. James Crapo, MD

	Title:		4650 S. Forest Street

Englewood, CO 80113

Exhibit A
PRIOR INVENTIONS